                     U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                   FORM 12b-25

Commission File No. 0-12210                                      CUSIP No. None

                           NOTIFICATION OF LATE FILING

                    [ ] Form 10-K and 10 KSB   [ ] Form 11-K
                [X] Form 10-Q and Form 10-QSB   [ ] Form N-SARX

                       For the Period Ended June 30, 2004

            Nothing in this Form shall be construed to imply that the
            Commission has verified any information contained herein.

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PART I.  Registration Information
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                  Presidential Associates I Limited Partnership
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                            (Full Name of Registrant)

7 Bulfinch Place, Suite 500, Boston, Massachusetts                    02114
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      (Address of Principal Executive Office)                       (Zip Code)

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PART II. Rules 12b-25(b) and (c)
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If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

     (a)  The reasons described in reasonable detail in Part III of this Form could not be eliminated without reasonable effort or expense;

[X]  (b)  The subject quarterly report will be filed on or before the fifth calendar day following the prescribed due date; and

     (c)  The accountant's statement or other exhibit required by Rule 12b-25(c)
          has been attached if applicable.

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PART III. Narrative
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PART IV.  Other Information
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(1) Name and telephone number of person in contact in regard to this notification:

     David J. Heymann                   516                        681-3636
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          (Name)                    (Area Code)               (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the
Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of
1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

         YES [X]    NO [ ]

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

         YES [ ]    NO [X]

         Presidential Associates I Limited Partnership
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         (Name of registrant as specified in charter)

         has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date: August 17, 2004             Presidential Associates I Limited
                                   Partnership

                                  By: Winthrop Financial Co., Inc.,
                                      Managing General Partner

                                      By: /s/ Michael L. Ashner
                                          -------------------------------------
                                              Michael Ashner
                                              Chief Executive Officer